UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 2, 2006

CoTherix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50794	04-3513144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

5000 Shoreline Court, Suite 101, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

(650) 808-6500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

Executive Officer 2005 Bonuses

On March 2, 2006, the Compensation Committee approved 2005 bonuses for the following executive officers in the following amounts: (a) Donald J. Santel, Chief Executive Officer: $90,000; (b) Thomas L. Feldman, President and Chief Business Officer: $85,000; (c) Christine E. Gray-Smith, Executive Vice President, Chief Financial Officer: $83,500; (d) James E. Pennington, M.D., Executive Vice President, Chief Medical Officer: $71,500; (e) George W. Mahaffey, Senior Vice President, Sales and Marketing: $79,000; (f) Klara A. Dickinson, Vice President, Regulatory Affairs: $44,000; and (g) Robert S. Michitarian, Vice President, General Counsel and Assistant Secretary: $36,500.

These bonuses were based on the Compensation Committee's determination that 75% of all 2005 corporate objectives and certain individual performance goals for 2005 were met. The bonus for Mr. Michitarian was pro rated for his period of service to the Company in 2005.

2006 Executive Officer Compensation

On March 2, 2006, the Compensation Committee also approved 2006 base salaries and target bonuses for our executive officers. The following base salaries were approved retroactively to January 1, 2006: (a) Mr. Santel: $350,000; (b) Mr. Feldman $315,000; (c) Ms. Gray-Smith: $283,000; (d) Dr. Pennington: $293,000; (e) Mr. Mahaffey: $248,000; (f) Ms. Dickinson: $220,000; and (g) Mr. Michitarian: $237,500. The following target bonuses were approved: (a) Mr. Santel: 50% of base salary; (b) Mr. Feldman: 45% of base salary; (c) Ms. Gray-Smith and Dr. Pennington: 35% of base salary; (d) Mr. Mahaffey: 30% of base salary; and (f) Ms. Dickinson and Mr. Michitarian: 25% of base salary.

Stock Options Granted to Executive Officers

The Compensation Committee will consider stock option grants for executive officers at a later date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2006

CoTherix, Inc.
By: /s/ Christine E. Gray-Smith
Christine E. Gray-Smith Executive Vice President and Chief Financial Officer